SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 21)*

                          Longs Drug Stores Corporation

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                   543162101
                                 --------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]      Rule 13d-1(b)

                  [ ]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)




    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 543162 10 1              13G/A                   Page 2 of 5 Pages

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     1.  Name of Reporting Person(s)/I.R.S. Identification No. of Above
         Persons (Entities Only)

         Plans Policy Committee of
         Longs Drug Stores California, Inc.
         Employee Profit Sharing Plan #94-1059121
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     2.  Check the Appropriate Box if a Member of a Group*    Not Applicable
                                                                  (a)[ ]
                                                                  (b)[ ]

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     3.  SEC Use Only



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     4.  Citizenship or Place of Organization

         USA

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    Number of      5.  Sole Voting Power                          -0-
    Shares
    Beneficially   ------------------------------------------------------------
    Owned By       6.  Shared Voting Power                        -0-
    Each
    Reporting      ------------------------------------------------------------
    Person         7.  Sole Dispositive Power                     -0-
    With
                   ------------------------------------------------------------
                   8.  Shared Dispositive Power               7,368,837

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    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-

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    10.  Check if the Aggregate Amount in Row (9)Excludes Certain Shares N/A

         (See Instructions)

--------------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in (9)

         19.59%

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    12.  Type of Reporting Person (See Instructions)

         IN

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

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CUSIP No. 543162 10 1                13G                   Page 3 of 5 Pages

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    Item 1(a)  Name of Issuer:
                                             Longs Drug Stores Corporation
               ----------------------------------------------------------------
          (b)  Address of Issuer's Principal Executive Offices:
                                             P. O. Box 5222
                                             Walnut Creek, California 94596
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    Item 2(a)  Name of Person Filing:
                                             Plans Policy Committee of
                                             Longs Drug Stores California, Inc.
                                             Employee Profit Sharing Plan
               ----------------------------------------------------------------
          (b)  Address of Principal Business Office, or if None, Residence:
                                             P. O. Box 5222
                                             Walnut Creek, California 94596
               ----------------------------------------------------------------
          (c)  Citizenship:
                                             USA
               ----------------------------------------------------------------
          (d)  Title of Class of Securities:
                                             Common Stock
               ----------------------------------------------------------------
          (e)  CUSIP Number:
                                             543162101
               ----------------------------------------------------------------
    Item 3 If this statement is filed pursuant to Rule 13(d)-1(b), or 13(d)-2(b), or (c), check whether the person filing is a:

    (a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

    (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

    (e) [ ]  Investment adviser in accordance with Section
             240.13(d)-1(b)(1)(ii)(E).

    (f) [X] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

    (g) [ ] Parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G).

    (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

    (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

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CUSIP No. 543162 10 1                13G/A                  Page 4 of 5 Pages

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    Item 4  Ownership.

           (a)  Amount beneficially owned: 7,368,837

           (b)  Percent of class:  19.59%

           (c)  Number of shares as to which the person has:

              (i)  sole power to vote or to direct the vote:

                                                         -0-

              (ii) shared power to vote or to direct the vote:

                                                         -0-

              (iii)  sole power to dispose or to direct the disposition of:

                                                         -0-

              (iv)  shared power to dispose or to direct the disposition of:

                                                     7,368,837

    Item 5  Ownership of Five Percent or Less of a Class.         Not Applicable

    Item 6  Ownership of More than Five Percent on Behalf of Another Person:

                                                                  Not Applicable

    Item 7  Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding
            Company.
                                                                  Not Applicable

    Item 8  Identification and Classification of Members of the Group.

                                                                  Not Applicable

    Item 9  Notice of Dissolution Group.

                                                                  Not Applicable

    Item. 10 Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 543162 10 1                13G                   Page 5 of 5 Pages

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    The filing of this schedule shall not be construed as an admission that the reporting person is the beneficial owner of the following securities:
    7,368,837 shares held by the Plan for the Plan participants.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002
        ----------------

Signature:  /s/ James L. Famini
            -------------------
                James L. Famini
                Chairman, Plans Policy Committee
                Longs Drug Stores California, Inc.
                Employee Profit Sharing Plan